                                                             EDISON INTERNATIONAL
                           COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED AND PREFERENCE STOCK
                                                             (Thousands of Dollars)

                                                                                            Year Ended December 31,
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                                                      1996          1997         1998      1999 (7)      2000 (7)        2001
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EARNINGS BEFORE INCOME TAXES
  AND FIXED CHARGES:
Income before interest expense (1)                   $1,399,650   $1,450,957  $1,416,332 $ 1,591,692   $ (560,514)  $ 4,098,347
Add:
  Taxes on income (2)                                   505,785      498,729     461,711     347,315   (1,018,870)    1,647,147
  Rentals (3)                                             5,159        4,649       4,278       5,015       39,520        50,877
  Allocable portion of interest
      on long-term contracts for
      the purchase of power (4)                           1,824        1,797       1,767       1,735        1,699         1,659
  Dividends of lesser than 50% owned equity method
      investments                                        72,787       82,576      49,208      80,891      121,463        87,676
 Interest on partnership
      indebtedness (5)                                   31,356       34,938      36,019      33,186       25,523        17,809
  Amortization of previously capitalized
      fixed charges                                       2,232        7,023       7,246       7,601        7,191         6,214
Less:
  Earnings of lesser than 50% owned equity method        75,063       84,445      53,605      88,376      110,392       134,320

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Total earnings before income
  taxes and fixed charges (A)                        $1,943,730   $1,996,224  $1,922,956  $1,979,059  $(1,494,380)  $ 5,775,409
                                                     ==========   ==========  ========== ===========  ===========   ===========

FIXED CHARGES:
  Interest and amortization                          $  635,407   $  708,446  $  710,388  $  840,784  $ 1,256,812   $ 1,582,139
  Rentals (3)                                             5,159        4,649       4,278       5,015       39,520        50,877
  Capitalized interest (6)                               57,803       14,937      19,219      28,682       15,819        14,820
  Allocable portion of interest on
      long-term contracts for
     the purchase of power (4)                           1,824        1,797       1,767       1,735        1,699         1,659
  Interest on partnership
      indebtedness (5)                                   31,356       34,938      36,019      33,186       25,523        17,809
  Dividends on preferred securities                      13,100       13,167      13,149      44,287      100,382       91,889
  Subsidiary preferred and preference stock
      dividend requirements - pre-tax basis              58,666       50,502      41,653      39,098       32,710       37,844
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Total fixed charges (B)                               $ 803,315   $  828,436  $  826,473  $  992,787  $ 1,472,465  $ 1,797,037
                                                      =========   ==========  ==========  ==========  ===========  ===========
RATIO OF EARNINGS TO
  FIXED CHARGES (A) / (B):                                 2.42         2.41        2.33        1.99        (1.01)        3.21
                                                      =========    =========   =========  ==========   ==========   ==========

(1)   Includes allowance for funds used during construction, accrual of unbilled revenue and minority interest, net of income taxes.
(2)   Includes allocation of federal income and state franchise taxes to other income.
(3)   Rentals include the interest factor relating to certain significant rentals plus one-third of all remaining annual rentals.
(4)   Allocable portion of interest included in annual minimum debt service requirement of supplier.
(5)   Includes the allocable portion of interest on project indebtedness of fifty-percent partnership investments by other wholly-owned subsidiaries of Edison International.
(6)   Includes the fixed charges associated with Nuclear Fuel and capitalized interest of fifty-percent owned partnerships.
(7)   Revised to exclude the income and expenses associated withd is continued operations.